LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of July 10, 2008 (the “Effective Date”), is entered into by and between 4C Controls Inc., a corporation organized under the laws of the State of Nevada and having its principal place of business at Rockefeller Center, 1230 Avenue of the Americas, 7th Floor, New York, NY 10020 (“Licensee”) and Riccardo Maggiora, an individual with his address at Via Bologna n. 39, 15048 Valenza (AL), Italy (“Licensor”) (Licensee and Licensor each a “Party”, together the “Parties”).

WHEREAS, Licensor owns or controls sole dispositive power over all rights with respect to the Licensor Technology and Licensor Know-How as such terms are defined herein;

WHEREAS, Licensee desires to use Licensor Technology and Licensor Know-How for the benefit of Licensee and desires to obtain a license from Licensor for such use and to file and obtain any and all additional patents which are derivative of Licensor Technology and Licensor Know-How;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. Definitions

1.1 Affiliate: The term “Affiliate” means, with respect to any person, entity, or any other person or entity that it directly or indirectly controls, is under common control with, or is controlled by that person or entity. For purposes of this definition, “control” (including with correlative meaning, the terms “controlled by” and under “common control with”), as used with respect to any person, or entity, means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2 Effective Date: The term “Effective Date” means the date set forth in the preamble to this Agreement.

1.3 First Commercial Sale: The term “First Commercial Sale” means, after all necessary marketing approvals have been obtained in a relevant country, the initial transfer of a “Product”, as such term is defined herein, in such country to a third party customer in exchange for cash or some cash equivalent to which a value can be assigned for the purpose of determining “Net Sales”, as such term is defined herein.

1.4 Improvements: The term “Improvements” means any and all inventions, discoveries, processes, works of authorship, mask works, designations, designs, know-how, ideas, copyrights, trade secret rights, mask work rights, trademark rights, methods, compositions, formulae, procedures, protocols, software, source code, algorithms, developments and improvements, techniques, results of experimentation and testing, information and data of any and all nature or kind, in any form or media, which have been conceived by Licensor or employees or others acting on behalf of Licensor, either alone or jointly with others, as of the Effective Date of the Agreement, and which constitute modifications, enhancements or improvements to the Licensor Technology or Licensor Know-How or are conceived, developed or reduced to practice using the Licensor Technology or Licensor Know-How.

License Agreement

1.5 Net Sales: The term “Net Sales” means gross sales of the Products invoiced by Licensee or any of its Affiliates to a third party, and accepted by the third party, less shipping costs, warranty reserves, returns, allowances, taxes, provided, however, (i) the “Net Sales” shall be deemed to occur on the later of (x) the date of legal recognition by the Licensee of revenues derived from such sale as determined under Generally Accepted Accounting Principals applicable to United States public companies registered with the U.S. Securities & Exchange Commission or (y) the date of actual receipt of proceeds from such sale as received by the Licensee. Any and all amounts of Product revenues which are deposits, escrows, warranty reserves, third-party custody funds, or security interests, and all similar types of payments to Licensee, shall not be deemed to be “Net Sales” unless and until any and all such amounts are free and clear of all obligations, claims or liabilities to customers or third parties on the part of Licensee. Net Sales shall be determined on a pro-forma basis by the chief financial officer of Licensee and subject to audit by the Licensee’s independent certified public accountants.

1.6 Person: The term “Person” means an individual, any incorporated entity, limited liability company, partnership, trust, unincorporated organization or association, government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

1.7 Product: The term “Product” means any composition of matter, material, device, apparatus, or system developed or commercialized by Licensee with respect to the Licensor Technology, Licensor Patents or Licensor Know-How.

1.8 Licensor Know-How: The term “Licensor Know-How” means all inventions, discoveries, processes, methods, compositions, formulae, procedures, works of authorship, mask works, designations, designs, know-how, ideas, copyrights, trade secret rights, mask work rights, trademark rights, protocols, software, source code, algorithms, developments and Improvements, techniques, results of experimentation and testing, information and data of any and all nature or kind, in any form or media, which are known or not generally known, (i) embodying or produced through use of Licensor Technology and associated know-how, or (ii) embodying or produced through inventions conceived, discovered or reduced to practice, whether alone or with others, by Licensor employees or with facilities or equipment utilized by Licensor, (iii) otherwise regarding the Licensor Technology, in which Licensor has an ownership or other interest during the Term of this Agreement, (iv) further inventions (whether or not patentable), discoveries, processes, methods, compositions, formulae, processes, works of authorship, mask works, designations, designs, formulated and unformulated know-how, ideas, copyrights, trade secret rights, mask work rights, trademark rights, procedures, protocols, software developments, source code, algorithms, techniques, results of experimentation and testing, information and data, works of authorship, mask works, designations, designs, ancillary know-how, ideas and information of any nature or kind, in any and all media, made or conceived or reduced to practice, in whole or in part, by Licensor or by Licensor employee or Licensor facilities which are derivative from any and all of the foregoing clauses (i) through (iii) hereinabove; and (v) any Improvements with respect to any and all of the foregoing clauses (i) through (iv) hereinabove.

1.9 Licensor Patents: The term “Licensor Patents” means (i) all patent applications hereafter filed, having legal force in any country within the Territory, embodying or produced through inventions conceived, discovered or reduced to practice, whether alone or with others, by Licensor, or any of his employees, or any of Licensor’s facilities or equipment, or any facilities or equipment Licensor controls, regarding or related to the Licensor Technology or Licensor Know-How, which claim an invention in which Licensor has an ownership or other interest during the Term of this Agreement, and (ii) all patents that in the future issue from the applications described in Annex A hereto, and (iii) all divisions, continuations, continuations-in-part which are directed to subject matter specifically described in the applications described in Annex A hereto, reissues, renewals, extensions or additions to any such applications, and any Improvements thereto upon which a patent application has been filed or a patent has issued.

License Agreement

1.10 Licensor Technology: The term “Licensor Technology” means any and all material, notes, records, Improvements, developments, and trade secrets conceived, made by or discovered by Licensor in any capacity related, directly or indirectly, to the applications described in Annex A hereto. For purposes of clarity, the Licensor Technology excludes any and all intellectual property previously assigned, sold or transferred to a third party prior to the date of this Agreement as evidenced by license agreements made available to the Company for examination thereof.

1.11 Territory: The term “Territory” means a territory consisting of the entire world.

1.12 Royalty Year: The “Royalty Year” shall be a twelve-month calendar year ending on December 31, except that the first Royalty Year, if the First Commercial Sale of Product should occur during the year, may be less than twelve months.

2. Representations and Warranties

Each Party hereby represents and warrants to the other Party as follows:

2.1 Existence and Power. The Party hereto has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted. If the Party is a corporate Person, such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

2.2 Authorization and Enforcement of Obligations. Such Party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

2.3 No Consents. To the knowledge of such Party, all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this Agreement have been obtained.

2.4 No Conflict. The execution and delivery of this Agreement and the performance of such Party's obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations, and do not conflict with, or constitute a default under, any contractual obligation of such Party.

2.5 Licensor Representations and Warranties. Licensor furthermore hereby represents and warrants to Licensee as follows:

(a) Right, Title and Interest in the Licensor Technology and Licensor Know-How. Licensor represents and warrants that (i) Licensor is the sole owner of, or has exclusive and irrevocable complete legal and equitable power of disposition over, the entire right, title, and interest in the Licensor Technology and Licensor Know-How, (ii) Licensor has the sole right to grant licenses thereunder, and (iii) the Licensor has not granted licenses thereunder to any other Person that would restrict rights granted to Licensee.

License Agreement

(b) Third Party Claims. No claim has been made by, and to the knowledge of Licensor, no claim is available to, any third party that any activity permitted by the licenses granted to Licensee pursuant to this Agreement constitutes an infringement of any right of any such third party anywhere in the world, including, without limitation, any right under any copyright, trademark, trade secret, patent, or other proprietary right of any such third party. For the purposes of this section 2.5, third party shall mean any person other than Licensor and Licensee and Licensee’s Affiliates.

(c) Patent Documents. Licensor has provided Licensee with copies of all documents relevant to the validity or enforceability of the Licensor Patents, including, without limitation, copies of all patent searches and legal opinion letters relating to any patents included within the Licensor Patents and copies of all documents relating to any potential infringement of the Licensor Patents.

3. License Grant

3.1 License Grant to Licensee. Licensor hereby grants to Licensee an exclusive and irrevocable worldwide license, including, without limitation, the right to grant any and all sublicenses at any time for any person on such terms as determined at the sole discretion of Licensee, under the Licensor Technology, Licensor Patents and Licensor Know-How, and all Improvements to Licensor Technology, Licensor Patents and Licensor Know-How, to develop, make, have made, use, sell, license, market and otherwise exploit Products in the Territory. For purposes of clarity, any and all revenues derived by the Licensor from sublicenses shall be within the scope of the Net Sales subject to payment of Royalties as provided herein.

3.2 Technical Assistance. (a) Upon execution of this Agreement, Licensor shall disclose and make available to Licensee all any and all further information available to Licensor not previously disclosed to Licensee regarding the use of the Licensor Technology, Licensor Patents and Licensor Know-How.

(b) During the Term of the Agreement, upon reasonable notice, Licensor without additional consideration (i) shall promptly provide any and all technical assistance regarding the Licensor Technology, Licensor Patents and Licensor Know-How as Licensee reasonably requests, (ii) shall promptly train and advise Licensee technical personnel as is deemed reasonably necessary by Licensee to provide the foregoing technical assistance, (iii) shall promptly disclose and make available to Licensee all information regarding the Licensor Technology, Licensor Patents and Licensor Know-How and (iv) shall promptly take any and all reasonable measures to safeguard and protect the Licensor Technology, Licensor Patents and Licensor Know-How, including, without limitation, to establish and maintain duplicate secure offsite copies of all such Licensor Technology, Licensor Patents and Licensor Know-How which may be accessed by Licensee personnel under password and/or vault protected facilities.

3.3 Copies of Sublicenses. Licensee shall upon reasonable request furnish to Licensor a copy of each sublicense agreement and each amendment thereto, provided, however, Licensee may redact such information as Licensee deems proprietary and confidential as determined at the sole and reasonable discretion of Licensee. Each such sublicense agreement or amendment shall constitute Confidential Information of Licensee.

3.4 Obligations of Sublicensees. Licensee agrees that any sublicenses granted by it shall contain provisions comparable to the provisions of this Agreement with respect to confidentiality and all other material terms and conditions of this Agreement which are reasonably necessary to protect the interests of Licensor under this Agreement.

License Agreement

3.5 Limitation on Rights. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not specifically licensed hereunder.

3.6 Patent and Registration Rights. Licensor expressly grants the right to Licensee to file patent applications with respect to any and all Licensor Know-How, Licensor Technology, and any and all future applications for patent and future patents (all such Licensor Know-How, Licensor Technology, and any and all patents which are derivative of Licensor Patents, collectively, the “Derivative Patents”). Licensor hereby undertakes to assign to Licensee any and all such Derivative Patents which are under prosecution, application or issued in the name of Licensor as inventor, which shall become the sole property of Licensee for the duration of such patent. Licensor grants to Licensee the right to register any and all copyrights, trademarks and service marks which Licensee deems reasonable and necessary for purposes of commercialization of any and all Licensor Know-How, Licensor Technology, Improvements and Derivative Patents thereof. For purposes of the foregoing, Licensor hereby grants a limited power of attorney to Licensee for the purpose of taking any and all reasonable actions necessary to cause the prosecution of any and all such Derivative Patents and register any and all copyrights, trademarks and service marks at Licensee’s sole discretion and at Licensee’s sole cost and expense, in any and all jurisdictions worldwide and to cause the assignment to Licensee of any and all rights pertaining to derivative and ancillary Licensor Know-How and Licensor Technology obtained or further derived in connection with such Derivative Patents. The power of attorney is expressly coupled with an interest duly acknowledged hereby and shall survive for the duration of this Agreement. For purposes of clarity, any and all Derivative Patent applications: (i) shall mention Licensor as the inventor, (ii) shall ascribe ownership rights to the Licensee, and (iii) shall ascribe economic rights to the Licensee.

3.7 Scope of Exclusive Rights. The rights granted to Licensee hereunder are exclusive and Licensee shall be the sole licensee of such rights during the Term of this Agreement. So long as Licensee’s rights remain effective under this Agreement, Licensor undertakes and agrees that it shall not use any part of the rights licensed to Licensee under this Agreement for commercial use in the licensed Territory for any commercial purpose outside of the scope of this Agreement or for the purpose of offering any service directed at any third party located in the licensed Territory, and in each case, shall not grant any license or sublicense to any third party for any reason whatsoever.

4. Royalty

4.1 Amount of Royalty: Licensee shall pay to Licensor, on a country-by-country, Product-by-Product basis, a royalty of five per mil (0.5%) of Net Sales of Product per Royalty Year (the “Royalties”).

4.2 Payment: Licensee shall submit a payment to Licensor annually that is equal to the royalties due for that Royalty Year, less applicable withholding taxes and credits, except that Licensee shall reserve and hold back an amount equal to ten percent (10%) of the Royalties payment each Royalty Year (the “Royalty Reserve”) to account for warranties, returns, allowances, and write-offs of customer accounts. The Royalty Reserve, as adjusted for warranty costs, returns, allowances, and write-offs of customer accounts, will be paid with the following Royalty Year's Royalties payments. The Royalties payments to Licensor shall be made within twenty (20) days after completion of the audit of the consolidated financial statements of Licensee and its subsidiaries with respect to the end of each Royalty Year in which Net Sales occurred (the “Payment Due Date”). With each Royalties payment, Licensee shall submit to Licensor an itemized statement setting forth the amount of Net Sales during the Royalty Year and the royalties accrued.

License Agreement

4.3 Minimum Royalty. If, for any reason, commencing in Royalty Year two of this Agreement, the total amount of Royalties paid by Licensee to Licensor during any Term of this Agreement will not be equal to or greater than Euro 250,000.00 (two hundred fifty thousand Euros), Licensee shall pay to Licensor the difference between the total amount of Royalties already paid with respect to such year during the Term and Euro 250,000.00 (two hundred and fifty thousand Euros) within twenty (20) days after the Payment Due Date. For purposes of clarity, the Minimum Royalty shall not apply to the first Royalty Year of this Agreement.

4.4 Offset Credits: In the event any Licensee sales attributable to Net Sales within one year after the date of determination for such Net Sales are, for any reason: (i) reversed and the proceeds attributable to such Net Sales are returned, reimbursed or credited to a customer of Licensee, or to a third party pursuant to court order or pursuant to written settlement agreement between Licensee and the customer, or (ii) in the event any accounts receivable for Net Sales become uncollectible or are written off with respect to which any Royalties were previously paid to Licensor, then any and all Royalties attributable to such Net Sales which have been previously paid to Licensor shall be subject to offset in respect of future Royalties payments due from Licensee to Licensor (“Offset Credits”). In the event the Offset Credits exceed the Royalty Reserve, Licensor shall within ninety (90) days pay Licensee the amount of such Offset Credits.

4.5 Records: The books and records of Licensee which relate to the royalties under this Agreement shall be open for inspection by an independent accounting firm appointed by Licensor (subject to the consent of Licensee, such consent not to be unreasonably withheld or delayed) for the sole purpose of verifying Royalties payments during regular business hours at such place or places where such books and records are customarily kept and upon suitable written notice, but not more frequently than once each year. The relevant records shall be maintained by Licensee for a period of three (3) years after the expiration or termination of this Agreement. The cost of any such inspection shall be paid by Licensor. Any books and/or records received from Licensee during the course of any such inspection shall be kept confidential.

5. Term and Termination

5.1 Term: The Term of this Agreement shall begin on the Effective Date, and unless sooner terminated by the parties as herein provided, shall continue in full force and effect for three (3) years (the “Initial Term”). Thereafter, the Agreement shall automatically renew for renewal terms of three years (each, a “Renewal Term” and the Initial Term and Renewal Term as respectively in effect, a “Term”) each unless Licensee has provided written notice to Licensor of at least ninety (90) days before the start of such Renewal Term.

5.2 Termination:

(a) By Mutual Agreement: the Parties may terminate this Agreement at any time by mutual written agreement.

(b) For Breach: if either Party breaches this Agreement, the non-breaching Party, at its option, may terminate this Agreement, provided that the non-breaching Party has provided written notice to the breaching Party of the breach and the non-breaching Party's intention to terminate this Agreement, and the breaching Party has failed to cure its breach within ninety (90) days following the date such notice was received by the breaching Party.

License Agreement

(c) If either Party shall breach its obligations under this Agreement, such breaching Party shall be responsible to the other Party for all direct losses or damages caused by such breach, including without limitation lost profits suffered by the non-breaching Party after the lapse of the cure period. The Parties expressly agree that, in the event a Party violates, defaults or fails to perform any of its respective covenants, obligations, agreements, representations or warranties contained herein, in addition to Licensor’s right to terminate under Section 5(b), full legal remedy shall remain available to the non-defaulting Party in such violation, default or failure, including the right to recover monetary damages or to secure such other relief appropriate to the circumstances, provided that no immaterial violation, default or failure to perform shall result in relief that unreasonably disrupts the operation of the business of Licensee or its Affiliates.

(d) Notwithstanding anything to the contrary herein, Licensee, at its sole discretion, may terminate this Agreement on the first anniversary of the date hereof if Licensee makes a determination that the rights licensed hereunder do not have sufficient commercial viability (the “Early Termination Determination”). Notice of any such termination shall be delivered in writing by Licensee to Licensor no later than ten (10) days after the first anniversary of this Agreement. In the event of such Early Termination Determination, all rights licensed to Licensee shall revert to Licensor and this Agreement shall terminate without recourse by either party.

6. Commercialization

6.1 Reasonable Efforts: Licensee by itself, or through its Affiliates or licensees, throughout the Term, shall use commercially reasonable efforts to proceed with the development and commercialization of Product, consistent with reasonable business practices and judgments, determined in each case at the reasonable and sole discretion of Licensee.

7. Confidentiality

(a) “Confidential Information” means any and all proprietary information, technical data, trade secrets or know-how provided by Licensee to Licensor, including, but not limited to Licensor Technology, Licensor Patents or Licensor Know-How, as well as any information, data, trade secrets or know-how developed by Licensor regarding the Product whether provided in written, oral, graphic, visual, video, computer or other form, including, but not limited to, research and product plans, products, services, customer lists and customers (including, but not limited to, customers of Licensee on whom Licensor called or with whom Licensor became acquainted), markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information.

(b) Licensor shall not use Confidential Information for any purpose whatsoever other than on behalf of Licensee, or disclose Confidential Information to any third party. Licensor agrees that Confidential Information shall remain the sole property of Licensee. Licensor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Notwithstanding the above, Licensor's obligation under this Section 7.1 (b) relating to Confidential Information shall not apply to information:

(i)	which is already known to Licensor (other than under an obligation of confidentiality), at the time of disclosure by Licensee to the extent that Licensor has documentary evidence to that effect;
(ii)	which is generally available to the public or otherwise part of the public domain at the time of its disclosure to Licensor;
(iii)
which becomes generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of Licensor in breach of Licensor's confidentiality obligations under this Agreement;

License Agreement

(iv)	which is subsequently lawfully disclosed to Licensor by a third party who had no obligation to Licensee not to disclose such information to others;
(v)	which is approved for release by Licensee in writing.

(c) Licensor shall not improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Licensor has an agreement or duty to keep in confidence information acquired by Licensor in confidence and that Licensor shall not bring onto the premises of Licensee any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

(d) Licensor recognizes that Licensee has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Licensee's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Licensor agrees that Licensor owes Licensee and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for Licensee consistent with Licensee's agreement with such third party or to the extent necessary to comply with applicable laws, rules and regulatory compliance incumbent upon Licensee.

(e) Upon the termination of the Agreement, or upon Licensee's earlier request, Licensor shall deliver to Licensee all of Licensee's property relating to, and all tangible embodiments of, Confidential Information in Licensor's possession or control.

(f) Export Control. Both parties recognize that an export license must be obtained before certain controlled materials and information can be exported and the parties will make all reasonable efforts to obtain such license if required. Licensee will not transfer any technical information that it receives from Licensor or products made using such information to any country prohibited from obtaining such data by the U.S. Department of Commerce Export Administration Regulations without first obtaining a validated export license, and Licensee will otherwise comply with all export control laws and regulations of the United States. The parties will take reasonable steps to prevent any and all such U.S. controlled materials and information from being imported into the United States and take reasonable steps to prevent any U.S. Persons from coming into contact with technical details pertaining to any U.S. controlled materials and information. The parties agree to cooperate with each other, including, without limitation, providing required documentation, in order to obtain any necessary export licenses or exemptions therefrom. Each Party warrants that it will comply with all such applicable laws and regulations governing use, exportation and re-exportation in effect from time to time.

8. Enforcement.

(a) Notice of Infringement. Licensee agrees to promptly notify Licensor in writing of any infringement or misappropriation of any of the Licensee licensed intellectual property hereunder to which Licensee or any sublicensee becomes aware and will provide Licensor with any and all evidence in its possession, if any, of such infringement or misappropriation. Licensor agrees to promptly notify Licensee in writing of any infringement or misappropriation of any of the Licensee Licensed Intellectual Property to which Licensor becomes aware and will provide Licensee with any and all evidence in its possession, if any, of such infringement or misappropriation.

License Agreement

(b) Enforcement Action. In the event of any infringement or misappropriation of the intellectual property licensed to Licensee hereunder, Licensor will have the right to determine an appropriate course of action to enforce such Licensee licensed intellectual property or otherwise abate the infringement or misappropriation thereof, to take (or refrain from taking) appropriate action to enforce such Licensee licensed intellectual property, and, in the event that Licensor elects to take action, to control any litigation or other enforcement action, to enter into or permit the settlement of any such litigation or any other enforcement action with respect to such Licensee licensed intellectual property, and to recover and retain any monetary damages, settlement, royalties or other recovery arising from such litigation or other enforcement action. Licensee will use reasonable efforts to cooperate with Licensor at Licensor’s expense, in any litigation or enforcement action hereunder and Licensee will join as a party to any such litigation or other enforcement action as required by law at Licensor’s expense. Licensor shall indemnify and hold harmless Licensee against any and all losses arising out of or in relation to (i) any such cooperation given by Licensee to Licensor and (ii) Licensee joining as a party to such litigation or other enforcement action, which losses may include, without limitation, payment by Licensee of any third party legal costs as a result of Licensee joining as a party to such litigation or enforcement action. In the event that Licensor takes no action against such infringer or unauthorised user, within ninety days of the date on which it first learns of such misappropriation or infringement, then subject to Licensor’s consent (which shall not be unreasonably withheld), Licensee may take such action in the name of Licensor or in its own name, as it shall see fit and Licensor shall co-operate fully, at Licensee’s expense, with Licensee in respect thereof. Licensee shall be entitled to retain any monetary damages, settlement, royalties or other recovery, if any, recovered or obtained in any proceedings or action taken by Licensee at its own expense.

9. Miscellaneous

9.1 Notice: Any notices required or permitted to be given under this Agreement shall be deemed given if communicated in the English language and delivered to the Party to be notified at its address shown below or at such other address as may be furnished from time to time by the Party to be notified to the notifying Party in writing.

If to Licensor, addressed to:
Riccardo Maggiora
Via Bologna n. 39
15048 Valenza (AL)
Italy

If to Licensee, addressed to:
4C Controls Inc.
Rockefeller Center
1230 Avenue of the Americas - 7th Floor
New York, NY 10020
Facsimile: +1 (917) 639-4005
Attention: Corporate Secretary
with a copy to : Wuersch & Gering LLP, 100 Wall Street, 21st Floor, New York, NY 10005.

9.2 Entire Agreement: This Agreement and the annexes hereto set forth the entire agreement and understanding between the parties regarding its subject matter, and supercedes and replaces any and all prior arrangements and understandings relating to such matters. None of the terms of this Agreement may be modified except as set forth in writing and signed by Licensor and Licensee.

License Agreement

9.3 Amendments and Waiver: No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same is in writing and duly executed by each of the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement will be deemed to, or will, constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party to this Agreement in exercising any right, power or privilege hereunder will operate as a waiver thereof.

9.4 No Agency, Partnership, or Joint Venture: Nothing in this Agreement shall be deemed to make the parties partners, joint venturers, or agents of one another. No Party to this Agreement shall have the power to bind or obligate the other. Any engagement of Licensor by Licensee or its Affiliates in any and all capacities shall be separate and apart from this Agreement and shall have no force or effect with respect to the agreement of the Parties under this Agreement.

9.5 Governing Law and Dispute Resolution: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York. Any dispute, controversy or claim arising out of or relating to this contract, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, shall be referred to and finally determined by arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules. The tribunal shall consist of a three (3) arbitrators. The place of arbitration shall be New York, New York. The arbitration shall be conducted in English. The arbitrators may grant any remedy or relief, including but not limited to specific performance. The prevailing Party in any such arbitration shall be entitled to recover its share of the arbitration costs, including but not limited to its attorneys’ fees and any other costs incurred in its representation, in proportion to such Party’s award. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Notwithstanding the foregoing arbitration provisions above, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party in order to seek injunctive or other equitable relief in order to restrain an actual or threatened breach of this Agreement. The prevailing Party in any such legal action for injunctive or equitable relief shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees. With respect to any such legal action for injunctive or equitable relief, the courts located in the Borough of Manhattan in the City and State of New York shall have exclusive jurisdiction. The service of process or of any other papers with respect to such proceedings upon either Party by certified or registered mail in accordance with the provisions for notice herein shall for all purposes constitute good, proper and effective in personam service.

9.6 Successors And Assigns : The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties hereto. Licensee may assign or sublicense any and all rights hereunder at any time at its sole discretion subject to the terms and conditions herein.

9.7 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies hereunder on any Person other than Licensee or Licensor and their respective Affiliates or any of their respective successors and permitted assigns.

License Agreement

9.8 Severability: If any provision of this Agreement or the application of any such provision to any Person, Party or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will remain in full force and effect and will be effectuated as if such illegal, invalid or unenforceable provision is not part thereof.

9.9 Annexes: The Parties hereto acknowledge and agree that the Annexes attached hereto are an integral part of this Agreement, and are hereby incorporated by reference herein and made a part hereof.

9.10 Section Headings: The headings of the articles, sections and paragraphs contained in this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction thereof.

9.11 Construction: Licensor and Licensee each acknowledge that this Agreement has been prepared jointly by the Parties and shall not be construed against any Party as the draftsperson.

9.12 Language: This Agreement is written in the English language. Any other language version of this Agreement shall be for convenience purposes only and shall not affect the interpretation hereof.

9.13 Further Assurances: Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing to implement this Agreement, including without limitation executing and delivering and recording any license required by local law, with terms consistent with this Agreement to the extent permitted by such local law, in the relevant country or jurisdictions.

9.14 Counterparts: This Agreement may be executed in two or more separate counterparts, each of which taken together shall have the same force and effect as one original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

License Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

4C CONTROLS INC.

By:	/s/ Barbara S. Salz
Name: Barbara S. Salz
Title: Corporate Secretary

RICCARDO MAGGIORA

(Signature:) /s/ Riccardo Maggiora
Print Name: Riccardo Maggiora

License Agreement

Annex A

1 - Perimeter intrusion detection radars

Description

We will develop two radar systems for intrusion detection: the first, called more properly GUIDAR is based on ranging leaky coaxial cable sensors and creates a volumetric protection zone; the second is a high performances free-space RADAR and creates a virtual barrier. Both systems are designed to detect moving targets.

The GUIDAR exploits the features of Ultra Wide Band (UWB) radar signal transmitted along a leaky coaxial cable and whose reflections, given by targets approaching the cable, are received by another leaky coaxial cable and then processed, detected, and classified by means of a complete and innovative Digital Signal Processing (DSP) system.
The leaky coaxial double cable can be installed, buried or not, along a generic path and protect a cylindrical volume around the double cable with a diameter of about 2 m along its entire length. Each digital processing system, able to detect the position and size of any target, can manage up to hundreds of meters of cable. More digital processing systems can be networked using standard Ethernet and then connected to a central managing system. This technology is generally classified as active, volumetric, terrain following, all-weather, and immune to vegetation and blowing debris.

We also developed a mono-static UWB electronic scanning radar (ESR) using a new antenna design and an advanced DSP system realizing a protection barrier. The processing unit is developed implementing a signal processing scheme able to precisely recognize the intruder radar cross section and position up to hundreds of meters distance from the antenna. More processing units can be networked using standard Ethernet and then connected to a central managing system. This technology is classified as active, volumetric, all-weather, ideal for low profile targets, and immune to vegetation and blowing debris.

Advantages
We will develop innovative cable geometry and innovative antennas that dramatically improve the performances of our systems in terms of ranging with respect to the existing products. Moreover we will adopt innovative UWB radar analysis software based on DSP architecture that permits us to reach very high detection capabilities and performances and to be highly resilient to the environment changes (nuisance).

Applications
These systems are ideal to protect military and operation plants, airports, borders, oil pipes, etc.

License Agreement

2 - EMSEC (protection and eavesdropping)

Description
Electronic equipment can emit unintentional signals from which eavesdroppers may reconstruct processed data at some distance.

We will develop a single pc/laptop active protection system based on the emission of correlated signals (innovative concept) that is intrinsically totally secure. Emitting a composite correlated protection signal the received spectrum is a non discernible mix of the signal to be protected and the protecting signal. This apparatus is low power, narrow band, impossible to violate and easy to be installed.

We will develop a high performances (large distance and through the wall) eavesdropping system on video display unit based on state-of-the-art digital signal processing. The system is an all-digital system implementing a fast AD conversion and digital front-end. Channel equalization, automatic choice of spectral harmonic, automatic extraction of vertical and horizontal synchronizations, and digital image enhancement permit to reach unprecedented performances in terms of readability.

Advantages
A completely and totally new concept is applied to the protection system and a totally digital system will be developed for eavesdropping permitting to reach unprecedented performances.

Application
The protection system can be applied in military installations, in governmental buildings, during tactical operations, etc.

License Agreement

3 - Real time positioning system

Description
Organizations need a system able to locate objects or people. A real time positioning system consists of a fixed infrastructure of base stations and associated hardware and software to enable accurate real-time tracking of small battery powered (active) tags, which can be attached to people or objects, within the area covered by the base stations infrastructure. Compared to Global Positioning Systems (GPS), this system provides greater accuracy (typically to a resolution of a few centimetres) and the ability to work in situations where GPS does not (such as inside buildings) and with very small devices (active tags) with very small batteries.
The sensors in each base station are very sensitive detectors for the low power pulses emitted by the tags and can distinguish between reflections and directly received signals. Each sensor independently determines the azimuth and elevation directions of arrival of the incoming signals using special antenna array and signal analysis. Sensors do not need to have optical line of sight contact with the tags since the signals go through walls and other objects. An infrastructure of base stations can be installed and networked using standard Ethernet and then connected to a central management system.

Advantages
New sensor antennas will be developed with improved performances. Innovative signal processing techniques will improve range and precision. The main advantages of such technologies are: high precision, very good performance even in presence of obstacles or limited visibility, capability to work both outdoor and indoor, capability to work also with important metal obstacles using a suitable topology for the base stations, very high noise immunity, etc.

Applications
The system can be applied wherever is necessary to track in real time the position of people or objects, i.e. to associate the data from a bar code scanner with its position in a warehouse, to provide the position of a pallet of goods placed in a warehouse or a container in a storage area or airport, to automatically detect the proximity between objects, to determine if during an emergency procedure employees have all reached designated areas, etc.

License Agreement

4 - Image processing codecs

Description
This system is constituted of an off-the-shelf electronic board based on digital signal processors running state-of-the-art image processing software algorithms (embedded system). It gets an input from any video camera (or radar, or eavesdropping system) and gives alarm and other outputs. It will perform the following content video analyses: motion detection, abandoned/removed object/vehicle detection, perimeter crossing detection, panic situation detection, people/vehicle counting and speed evaluation, PTZ camera tracking, plate recognition, behaviour analysis, face recognition.

Advantages
We are confident to reach incredible performances in terms of image resolution (> 1 mega-pixel) and video rate (> 25 frames per second).

Applications
The system is ideal to protect military and operation plants, airports, borders, vip houses, highways, cities, etc.